Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-228155 of our report dated March 15, 2018, relating to the consolidated financial statements of Hortonworks, Inc., and subsidiaries, (the “Company”) appearing in the Annual Report on Form 10-K of Hortonworks Inc. and subsidiaries for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
San Jose, California
November 16, 2018